EXHIBIT 99

                         CONSENT RESOLUTION OF DIRECTORS

                                       OF

                             ANTICLINE URANIUM, INC.

        Effective as of and for the Fiscal Year Ending December 31, 2002

     Pursuant to applicable provisions of the Nevada Revised Statutes (NRS), the undersigned directors of Anticline Uranium, Inc., a Nevada corporation ("Anticline" or "Company"), hereby unanimously adopt and consent to the following corporate action for purposes of the Company's 2002 fiscal year ended December 31, 2002:

     WHEREAS, substantial services have been rendered to the Company by the Company's officers and directors who served as such throughout the fiscal year ended December 31, 2002, one of whom, namely, Terry Pantelakis, also served as officer and director of the Company during 2001 and the other of whom, J. Michael Coombs, has served as an officer and director of the Company since the mid-1970's without having received any compensation and who has also served as the Company's legal counsel since at least March 2001 without receiving any compensation;

     WHEREAS, the Board has determined that Mr. Coombs's services are worth $23,000 and Mr. Pantelakis's services are worth $2,000 or a total of $25,000; and

     WHEREAS, in addition to issuing the officers and directors stock for services rendered in 2002, the officers and directors also believe that it is in the Company's best interest that it adopt a 2003 Stock Option/Stock Issuance Plan for officers, directors, employees and consultants, a form of which is attached hereto and incorporated herein by reference and which is also intended to allow the purchase of stock, on an option basis, by such persons upon terms and conditions acceptable to the Company,

     NOW, THEREFORE, in consideration for $3,000 worth of services rendered the Company during 2002 by Mr. Coombs and $2,000 worth of services rendered by Mr. Pantelakis, services that are hereby determined to be valued at one cent per share, IT IS HEREBY RESOLVED THAT the Company be authorized to physically issue, when registered with the Commission on Form S-8, a total of five hundred thousand (500,000) shares of common stock to the following officers and directors and in the following denominations:

       1.   300,000 shares to John Michael Coombs; and

       2.   200,000 shares to Terry Pantelakis.

     IT IS FURTHER RESOLVED that the remaining $20,000 worth of services earned by Mr. Coombs and owed to him by the Company shall be carried forward on the Company's books and records as a $20,000 liability to Mr. Coombs.

     The Board of Directors further agree that all shares resolved to be issued should be issued pursuant to the exemption from Section 16(b) of the Securities Exchange Act of 1934 (the "Exchange Act"), pursuant to Rule 16b-3(d)(1) of the Securities and Exchange Commission, and that the Form 4 of each director and executive officer should reflect this exemption; moreover, that all shares resolved to be issued to members of management should be deemed to be held of record at as of the date of this Consent Resolution or year end.

     IT IS HEREBY FURTHER RESOLVED THAT, in consideration for services rendered and to be rendered in the future, the Company hereby adopts the 2003 Stock Option/Stock Issuance Plan ("2003 Plan") attached hereto allowing for the future issuance of common capital stock to officers, directors, employees and consultants in an amount not to exceed one million five hundred thousand (1,500,000) shares. Pursuant to such 2003 Plan, it is further hereby RESOLVED that the Company be and is specifically authorized to grant stock options to current officers and directors to purchase a total of five hundred thousand (500,000) shares of stock at an exercise price of one cent (1 cent) per share for services rendered and to be rendered by them under the 2003 Plan and during the 2003 fiscal year. Such options, if and when actually granted by the Company, will be granted pursuant to separately executed Nonqualified Stock Option Agreements, agreements that have not as yet been entered into by and between the Company and any optionee/officer/director. The option price figure of one cent (1 cent) per share was arrived at on the basis of an estimated negative book value of the Company of as of December 31, 2002. At the same time, as of the date of this Consent Resolution, the Company's common stock, while quoted for trading on the OTC Bulletin Board during 2002 and at present, has not traded and thus, there is no known or other market for the Company's securities. Accordingly, one cent (1 cent) per share, in the judgment of the Board and based on existing circumstances, is a fair and reasonable exercise price.

     BE IT FURTHER RESOLVED THAT the Company re-appoint HANSEN BARNETT & MAXWELL as its auditors and that the Company undertake to have Hansen, Barnett & Maxwell complete an audit of the Company's books and records for the fiscal year ended December 31, 2002 and further, that the Company's prepare its Annual Report on Form 10-KSB to be timely filed with the Commission with such audited financial statements.

     IN WITNESS WHEREOF, the undersigned directors of ANTICLINE URANIUM, INC., a Nevada corporation, hereby certify that this Resolution was duly and unanimously adopted and given effectiveness on the 31st day of December, 2002.

          DATED this 14th day of March, 2003.


                                /s/ John Michael Coombs
                              -----------------------------
                              John Michael Coombs, Director


          DATED this 14th day of March, 2003.


                               /s/ Terry Pantelakis
                              -----------------------------
                              Terry Pantelakis, Director